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                                                                    Exhibit 4.12
                        NATIONAL COMMERCE BANCORPORATION

                                 1994 STOCK PLAN

                             AS AMENDED AND RESTATED

                        EFFECTIVE AS OF NOVEMBER 1, 1996

                                TABLE OF CONTENTS

                                                                 Page
Section 1.  BACKGROUND AND PURPOSE ........................       1
Section 2.  DEFINITIONS ...................................       1
            2.1    Bank Director ..........................       1
            2.2    Board ..................................       2
            2.3    Change in Control ......................       2
            2.4    Code ...................................       2
            2.5    Committee ..............................       2
            2.6    Director ...............................       3
            2.7    Fair Market Value ......................       3
            2.8    Insider ................................       3
            2.9    ISO ....................................       3
            2.10   Key Employee ...........................       4
            2.11   NCBC ...................................       4
            2.12   NQO ....................................       4
            2.13   Option .................................       4
            2.14   Option Agreement .......................       4
            2.15   Option Price ...........................       4
            2.16   Parent Corporation .....................       4
            2.17   Plan ...................................       4
            2.18   Restricted Stock .......................       4
            2.19   Restricted Stock Agreement .............       4
            2.20   Rule 16b-3 .............................       5
            2.21   Stock ..................................       5
            2.22   Subsidiary .............................       5
            2.23   Surrendered Shares .....................       5
            2.24   Ten Percent Shareholder ................       5
Section 3.  SHARES RESERVED UNDER PLAN ....................       5
Section 4.  EFFECTIVE DATE ................................       6
Section 5.  COMMITTEE .....................................       6
Section 6.  ELIGIBILITY ...................................       7
Section 7.  OPTIONS .......................................       7
            7.1    Committee Action .......................       7
            7.2    $100,000 Limit .........................       8
            7.3    Share NCBC Program .....................       8
Section 8.  OPTION PRICE ..................................       8
Section 9.  EXERCISE PERIOD ...............................       9
Section 10. NONTRANSFERABILITY ............................      10
Section 11. SURRENDER OF OPTIONS ..........................      10
            11.1   General Rule ...........................      11
            11.2   Procedure ..............................      11
            11.3   Payment ................................      11
            11.4   Restrictions ...........................      11
Section 12. RESTRICTED STOCK ..............................      12
            12.1   Committee Action .......................      12
            12.2   Effective Date .........................      12
            12.3   Conditions .............................      12
            12.4   Dividends and Voting Rights ............      13
            12.5   Satisfaction of Forfeiture Conditions
                   Provision for Income and Excise Taxes ..      14
Section 13. STOCK FOR ATTENDANCE AT MEETINGS...............      15
Section 14. SECURITIES REGISTRATION .......................      15
Section 15. LIFE OF PLAN ..................................      16
Section 16. ADJUSTMENT ....................................      17
Section 17. SALE, MERGER OR CHANGE IN CONTROL..............      18
Section 18. AMENDMENT OR TERMINATION ......................      19
Section 19. MISCELLANEOUS .................................      19
            19.1   Shareholder Rights .....................      19
            19.2   No Contract of Employment ..............      20
            19.3   Withholding ............................      20
            19.4   Construction ...........................      20
            19.5   Other Conditions .......................      21

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                                     (S) 1.

                             BACKGROUND AND PURPOSE

   The primary purpose of this Plan is to promote the interest of NCBC through grants to Key Employees of Options to purchase Stock and grants to Key Employees of Restricted Stock and the payment of certain compensation to Directors and Bank Directors in Stock (instead of in cash) in order (1) to attract Key Employees, Directors and Bank Directors, (2) to provide an additional incentive to each Key Employee, Director and Bank Director to work to increase the value of Stock and (3) to provide each Key Employee, Director and Bank Director with a stake in the future of NCBC which corresponds to the stake of each of NCBC's stockholders.

                                     (S) 2.

                                  DEFINITIONS

   Each term set forth in this (S) 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

   2.1 Bank Director--means an individual who is a member of the Board of Directors of National Bank of Commerce (or any successor to such bank), Nashville Bank of Commerce (or any successor to such bank), NBC Knoxville Bank (or any successor to such bank), NBC Bank, F.S.B. (or any successor to such bank) or a member of the Board of Directors of any other bank Subsidiary of NCBC or affiliate (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) of NCBC which the Board designates as a Board of Directors eligible to participate in this Plan and who is not an employee of NCBC or any Subsidiary or affiliate (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) of NCBC.

   2.2 Board--means the Board of Directors of NCBC.

   2.3 Change in Control--means (1) the acquisition of the power to direct, or cause the direction of, the management and policies of NCBC by a person (not previously possessing such power), acting alone or in conjunction with others, whether through the ownership of Stock, by contract or otherwise, or (2) the acquisition, directly or indirectly, of the power to vote 20% or more of the outstanding Stock by any person or by two or more persons acting together, except an acquisition from NCBC or by NCBC, NCBC's management or a NCBC sponsored employee benefit plan, where (3) the term "person" means a natural person, corporation, partnership, joint venture, trust, government or instrumentality of a government and (4) customary agreements with or between underwriters and selling group members with respect to a bona fide public offering of Stock shall be disregarded for purposes of this definition.

   2.4 Code--means the Internal Revenue Code of 1986, as amended.

   2.5 Committee--means the Stock Option and Management Compensation Committee of the Board or, if the Stock Option and Management Compensation Committee at any time has less than 3 members or has a member who (in NCBC's judgment) fails to come within the definition of a "non-employee director" under Rule 16b-3 or (in NCBC's judgment) fails to come within the definition of an "outside director" under Code (S) 162(m), a committee which shall have at least 3 members, each of

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whom shall be appointed by and shall serve at the pleasure of the Board and shall come within (in NCBC's judgment) the definition of a "non-employee director" under Rule 16b-3 and within (in NCBC's judgment) the definition of an "outside director" under Code (S) 162(m).

   2.6 Director--means a member of the Board who is not an employee of NCBC or any Subsidiary or affiliate (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) of NCBC.

   2.7 Fair Market Value--means (1) the midpoint between the closing bid and asked prices as reported by the Memphis, Tennessee, Commercial Appeal or, if the Commercial Appeal no longer reports such bid and asked prices, (2) such bid and ask prices as reported by a newspaper or trade journal or as quoted on a stock price quotation system selected by the Committee or, if no such prices are available on such date, (3) such bid and ask prices as so reported or so quoted in accordance with (S) 2.7(1) or (S) 2.7(2) for the immediately preceding business day, or, if no newspaper or trade journal reports such bid and ask prices or if no such price quotations are available on a stock price quotation system, (4) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

   2.8 Insider--means any individual who is subject to Section 16(a) of the Securities Exchange Act of 1934, as amended.

   2.9 ISO--means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of (S) 422 of the Code.

   2.10 Key Employee--means a full time, salaried employee of NCBC or any Subsidiary or any affiliate of NCBC designated by the Committee who, in the judgment of the Committee acting in its absolute discretion, is key directly or indirectly to the success of NCBC.

   2.11 NCBC--means National Commerce Bancorporation, a Tennessee corporation, and any successor to such corporation.

   2.12 NQO--means an option granted under this Plan to purchase Stock which is intended to fail to satisfy the requirements of (S) 422 of the Code.

   2.13 Option--means an ISO or a NQO.

   2.14 Option Agreement--means the written agreement which sets forth the terms of an Option granted to a Key Employee under (S) 7 of this Plan.

   2.15 Option Price--means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

   2.16 Parent Corporation--means any corporation which is a parent of NCBC within the meaning of (S) 424(e) of the Code.

   2.17 Plan--means this NCBC 1994 Stock Plan, as amended and restated effective as of November 1, 1996 and thereafter amended from time to time, or, where appropriate, this NCBC 1994 Stock Plan as in effect before November 1, 1996.

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   2.18 Restricted Stock--means Stock granted to a Key Employee under (S) 12 of this Plan.

   2.19 Restricted Stock Agreement--means the written agreement which sets forth the terms of a Restricted Stock grant to a Key Employee under (S) 12 of this Plan.

   2.20 Rule 16b-3--means Rule 16b-3 to Section 16(b) of the Securities Exchange Act of 1934, as amended, as in effect for any relevant period, or any successor to such rule.

   2.21 Stock--means $2.00 par value common stock of NCBC.

   2.22 Subsidiary--means a corporation which is a subsidiary corporation (within the meaning of (S) 424(f) of the Code) of NCBC.

   2.23 Surrendered Shares--means the shares of Stock described in (S) 11 which (in lieu of being purchased) are surrendered for cash or Stock, or for a combination of cash and Stock, in accordance with (S) 11.

   2.24 Ten Percent Shareholder--means a person who owns (after taking into account the attribution rules of (S) 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of either NCBC, a Subsidiary or a Parent Corporation.

                                     (S) 3.

                           SHARES RESERVED UNDER PLAN

   There shall be 1,000,000 shares of Stock reserved for use under this Plan plus the shares which remain available as of October 31, 1996 from the 1,050,000 shares originally reserved under this Plan. All such shares of Stock shall be reserved to the extent that NCBC deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by NCBC. Furthermore, any shares of Stock subject to an Option which remain unissued after the cancellation, expiration or exchange of such Option and any Restricted Shares which are forfeited thereafter shall again become available for use under this Plan, but any Surrendered Shares which remain unissued after the surrender of an Option under (S) 11 and any shares of Stock used to satisfy a withholding obligation under (S) 19.3 shall not again become available for use under this Plan.

                                     (S) 4.

                                 EFFECTIVE DATE

   The effective date of this amended and restated Plan shall be November 1, 1996, provided the shareholders of NCBC (acting at a duly called meeting of such shareholders) approve such adoption within twelve months of such date and such approval satisfies the requirements for shareholder approval under (S) 422(b)(1) of the Code. Any Restricted Stock granted under this Plan from the additional 1,000,000 shares of Stock reserved as of November 1, 1996 automatically shall be granted subject to such approval and, further, any Option granted under this Plan from the additional 1,000,000 shares of Stock reserved as of November 1, 1996 shall be granted subject to such approval.

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                                     (S) 5.

                                    COMMITTEE

   This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to (S) 16, (S) 17 and (S) 18 and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on NCBC, on each affected Key Employee, Director or Bank Director and on each other person directly or indirectly affected by such action.

                                     (S) 6.

                                   ELIGIBILITY

   Eligibility for the grant of NQOs shall be limited to Key Employees. Only Key Employees who are employed by NCBC or a Subsidiary shall be eligible for the grant of ISOs, and only Key Employees shall be eligible for the grant of Restricted Stock under this Plan.

                                     (S) 7.

                                     OPTIONS

   7.1 Committee Action. The Committee acting in its absolute discretion shall have the right to grant Options to Key Employees under this Plan from time to time to purchase shares of Stock; provided, however, that (1) no grants of ISOs shall be made to Key Employees who are not employed by NCBC or a Subsidiary and
(2) the number of shares of Stock subject to Options granted to a Key Employee during any calendar year shall not exceed 60,000 shares each calendar year unless the Key Employee is NCBC's Chief Executive Officer in which event such number shall not exceed 100,000 shares each calendar year. Each grant of an Option to a Key Employee shall be evidenced by an Option Agreement, and each Option Agreement shall set forth whether the Option is an ISO or a NQO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan; however, if the Committee grants an ISO and a NQO to a Key Employee on the same date, the right of the Key Employee to exercise or surrender one such Option shall not be conditioned on his or her failure to exercise or surrender the other such Option. The Committee shall have the right to grant a NQO and Restricted Stock to a Key Employee at the same time and to condition the exercise of the NQO on the forfeiture of the Restricted Stock grant.

   7.2 $100,000 Limit. No Option shall be treated as an ISO to the extent that the aggregate Fair Market Value of Stock (determined as of the date such Option is granted) which first become exercisable in any calendar year exceeds $100,000, and any such Option to the extent of such excess shall be treated as an NQO. The Fair Market Value of Stock subject to any other option (determined as the date such option was granted) which (1) satisfies the requirements of (S) 422 of the Code and (2) is granted to a Key Employee under a plan maintained by NCBC, a Subsidiary or a Parent Corporation shall be treated (for purposes of this $100,000 limitation) as if granted under this Plan. The Committee shall interpret and administer the limitation set forth in this (S) 7.2 in accordance with (S) 422(d) of the Code.

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   7.3 Share NCBC Program. The Committee as part of this Plan shall continue to maintain a program under which the Committee shall have the right (where the Committee deems appropriate) to condition the grant of an Option to a Key Employee in whole or in part on the purchase of Stock by such Key Employee, and the Committee shall establish such rules and procedures for the purchase of Stock and the related grant of any Option under such program as the Committee deems appropriate under the circumstances; provided, however, (1) all Stock purchases under such program shall be made in the open market and (2) the Committee shall grant any related Option at an Option Price equal to the purchase price paid by a Key Employee in purchasing such Stock in the open market.

                                     (S) 8.

                                  OPTION PRICE

   The Option Price for each share of Stock subject to an Option which is granted to a Key Employee shall (subject to (S) 7.3) be no less than the Fair Market Value of a share of Stock on the date the Option is granted; provided, however, if the Option is an ISO granted to a Key Employee who is a Ten Percent Shareholder, the Option Price for each share of Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date such ISO is granted. The Option Price shall be payable in full upon the exercise of any Option, and at the discretion of the Committee an Option Agreement can provide for the payment of the Option Price either in cash, by check or in Stock which the Key Employee has held for at least 90 days and which is otherwise acceptable to the Committee or in any combination of cash, check and such Stock. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the properly endorsed certificate for such Stock is delivered to the Committee or its delegate.

                                     (S) 9.

                                 EXERCISE PERIOD

   Each Option granted under this Plan to a Key Employee shall be exercisable in whole or in part at such time or times as set forth in the related Option Agreement, but no Option Agreement shall make an Option granted to a Key Employee exercisable before the end of the six consecutive month period beginning on the date as of which the Option is granted or on or after the earlier of

   (1) the date such Option is exercised in full, or

   (2) the date which is the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Key Employee is a Ten Percent Shareholder on the date the Option is granted, or

   (3) the date which is the tenth anniversary of the date the Option is granted, if the Option is (a) an NQO or (b) an ISO which is granted to a Key Employee who is not a Ten Percent Shareholder on the date the Option is granted.

An Option Agreement may provide for the exercise of an Option after the employment of a Key Employee has terminated for any reason whatsoever, including death or disability.

                                     (S) 10.

                               NONTRANSFERABILITY

   Neither an Option granted under this Plan nor any related surrender rights under (S) 11 nor any Restricted Stock shall be transferable by a Key Employee other than by will or by the laws of descent

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and distribution, and any such Option and any such surrender rights shall be exercisable during the lifetime of a Key Employee only by such Key Employee. The person or persons to whom an Option or any related surrender rights or any Restricted Stock is transferred by will or by the laws of descent and distribution thereafter shall be treated as the Key Employee under this Plan.

                                     (S) 11.

                              SURRENDER OF OPTIONS

   11.1 General Rule. The Committee acting in its absolute discretion may incorporate a provision in an Option Agreement to allow a Key Employee to surrender his or her Option in whole or in part in lieu of the exercise in whole or in part of that Option on any date that

   (1) the Fair Market Value of the Stock subject to such Option exceeds the Option Price for such Stock, and

   (2) Option to purchase such Stock is otherwise exercisable.

   11.2 Procedure. The surrender of an Option in whole or in part shall be effected by the delivery of the Option Agreement to the Committee (or to its delegate) together with a statement signed by the Key Employee which specifies the number of shares of Stock as to which the Key Employee surrenders his or her Option and (at the Key Employee's option) how he or she desires payment be made for such Surrendered Shares.

   11.3 Payment. A Key Employee in exchange for his or her Surrendered Shares shall (to the extent consistent with the exemption under Rule 16b-3) receive a payment in cash or in Stock, or in a combination of cash and Stock, equal in amount on the date such surrender is effected to the excess of the Fair Market Value of the Surrendered Shares on such date over the Option Price for the Surrendered Shares. The Committee acting in its absolute discretion shall determine the form and timing of such payment, and the Committee shall have the right (1) to take into account whatever factors the Committee deems appropriate under the circumstances, including any written request made by the Key Employee and delivered to the Committee (or to its delegate) and (2) to forfeit a Key Employee's right to payment of cash in lieu of a fractional share of stock if the Committee deems such forfeiture necessary in order for the surrender of his or her Option under this (S) 11 to come within the exemption under Rule 16b-3.

   11.4 Restrictions. Any Option Agreement which incorporates a provision to allow a Key Employee to surrender his or her Option in whole or in part also shall incorporate such additional restrictions on the exercise or surrender of such Option as the Committee deems necessary to satisfy the conditions to the exemption under Rule 16b-3.

                                     (S) 12.

                                RESTRICTED STOCK

   12.1 Committee Action. The Committee acting in its absolute discretion shall have the right to grant Restricted Stock to any Key Employee under this Plan from time to time and, further, shall have the right to make new Restricted Stock grants in exchange for outstanding Restricted Stock grants. Each Restricted Stock grant shall be evidenced by a Restricted Stock Agreement, and each Restricted Stock Agreement shall set forth the conditions, if any, under which the grant will be effective and the conditions under which the Key Employee's interest in the underlying Stock will become nonforfeitable.

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   12.2 Effective Date. A Restricted Stock grant shall be effective (1) as of the date set by the Committee when the grant is made or, if the grant is made subject to one, or more than one, condition, (2) as of the date such conditions have been timely satisfied.

   12.3 Conditions.

   (a) Grant Conditions. The Committee acting in its absolute discretion may make the grant of Restricted Stock to a Key Employee effective only upon the satisfaction of one, or more than one, objective employment, performance or other grant condition which the Committee deems appropriate under the circumstances for Key Employees generally or for a Key Employee in particular, and the related Restricted Stock Agreement shall set forth each such condition and the deadline for satisfying each such grant condition. If a Restricted Stock grant will be effective only upon the satisfaction of one, or more than one, condition, the shares of Stock underlying such grant shall be unavailable under
(S) 3 for the period which begins on the date as of which such grant is made and which ends as of the date, if any, that the grant becomes effective under (S)
12.2. If a Restricted Stock grant fails to become effective in whole or in part under (S) 12.2, the underlying shares of Stock subject to such grant (if the entire grant fails to become effective) or the underlying shares of Stock subject to that part of the grant which fails to become effective (if only part of the grant fails to become effective) shall be treated under (S) 3 as forfeited and shall again become available under (S) 3 as of the date of such failure.

   (b) Forfeiture Conditions. Each Restricted Stock grant shall (when effective) be subject to one, or more than one, objective employment, performance or other forfeiture condition that the Committee acting in its absolute discretion deems appropriate under the circumstances for Key Employees generally or for a Key Employee in particular, including a condition which results in a forfeiture if a Key Employee exercises a NQO granted in tandem with his or her Restricted Stock grant, and the related Restricted Stock Agreement shall set forth each such condition and the deadline for satisfying each such forfeiture condition. A Key Employee's nonforfeitable interest in the shares of Stock underlying a Restricted Stock grant shall depend on the extent to which he or she timely satisfies each such condition. Each share of Stock underlying a Restricted Stock grant shall be unavailable under (S) 3 after such grant is effective unless such share is forfeited as a result of a failure to timely satisfy a forfeiture condition, in which event such share of Stock shall again become available under
(S) 3 as of the date of such failure.

   12.4 Dividends and Voting Rights. If a cash dividend is declared on a share of Stock underlying a Restricted Stock grant during the period which begins on the date such grant is effective and ends immediately before the first date that a Key Employee's interest in such underlying Stock (1) is forfeited completely or (2) becomes completely nonforfeitable, NCBC shall pay such cash dividend directly to such Key Employee. If a Stock dividend is declared on such a share of Stock during such period, such Stock dividend shall be treated as part of the grant of the related Restricted Stock, and a Key Employee's interest in such Stock dividend shall be forfeited or shall become nonforfeitable at the same time as the Stock with respect to which the Stock dividend was paid is forfeited or becomes nonforfeitable. The disposition of each other form of dividend which is declared on such a share of Stock during such period shall be made in accordance with such rules as the Committee shall adopt with respect to each such dividend. A Key Employee also shall have the right to vote the Stock underlying his or her Restricted Stock grant during such period.

   12.5 Satisfaction of Forfeiture Conditions; Provision for Income and Excise Taxes. A share of Stock shall cease to be Restricted Stock at such time as a Key Employee's interest in such Stock becomes nonforfeitable under this Plan, and the agreement representing such share shall be transferred

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to the Key Employee as soon as practicable thereafter. The Committee acting in its absolute discretion shall have the power to authorize and direct the payment of a cash bonus (or to provide in the terms of the Restricted Stock Agreement for NCBC to make such payment) to a Key Employee to pay all, or any portion of, his or her federal, state and local income and excise tax liability which the Committee deems attributable to his or her interest in his or her Restricted Stock grant becoming nonforfeitable and, further, to pay any such tax liability attributable to such cash bonus.

                                     (S) 13.

                        STOCK FOR ATTENDANCE AT MEETINGS

   Subject to the approval of this Plan by the shareholders in accordance with
(S) 4, each Director and each Bank Director shall receive for 1997 and for each calendar year thereafter 100 shares of Stock under this Plan if he or she attends all of the regularly scheduled meetings of each Board of Directors for which he or she serves as a Director or Bank Director for such calendar year. The 100 shares of Stock shall be distributed under this Plan to each Director and each Bank Director who satisfies his or her attendance requirement to receive such shares, and such shares shall be distributed as soon as practicable after such attendance requirement for a calendar year has been satisfied. Each Director and each Bank Director as a condition to the distribution of any shares under this (S) 13 shall be required to agree to hold such shares of Stock for at least six months and, further, shall be required (if so requested by NCBC) to agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and (if so requested by NCBC) to deliver to NCBC a written statement satisfactory to NCBC to such effect or to each such effect.

                                     (S) 14.

                             SECURITIES REGISTRATION

   Each Option Agreement and Restricted Stock Agreement shall provide that, upon the receipt of shares of Stock as a result of the surrender or exercise of an Option or the satisfaction of the forfeiture conditions under a Restricted Stock Agreement, the Key Employee shall, if so requested by NCBC, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by NCBC, shall deliver to NCBC a written statement satisfactory to NCBC to that effect. As for Stock issued pursuant to this Plan, NCBC at its expense shall take such action as it deems necessary or appropriate to register the original issuance of such Stock to a Key Employee or Director or Bank Director under the Securities Act of 1933, as amended, or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to a Key Employee or Director or Bank Director; however, NCBC shall have no obligation whatsoever to take any such action in connection with the transfer, resale or other disposition of such Stock by a Key Employee or Director or Bank Director.

                                     (S) 15.

                                  LIFE OF PLAN

   No Option or Restricted Stock shall be granted under this Plan and no Stock shall be purchased under (S) 7.3 or distributed under (S) 13 on or after the earlier of

   (1) the tenth anniversary of the original effective date of this Plan, in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options have been

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      surrendered or exercised in full or no longer are exercisable and all
      Restricted Stock granted under this Plan has been forfeited or the forfeiture conditions on such Stock have been satisfied in full, or

   (2) the date on which all of the Stock reserved under (S) 3 of this Plan has (as a result of the surrender or exercise of Options granted under this Plan or purchases under (S) 7.3 or the satisfaction of the forfeiture conditions on Restricted Stock or distributions under (S) 13) been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

                                     (S) 16.

                                   ADJUSTMENT

   The number, kind or class (or any combination thereof) of shares of Stock reserved under (S) 3 of this Plan, the number, kind or class (or any combination thereof) of shares of Stock underlying Restricted Stock grants under this Plan and any related grant conditions and forfeiture conditions and the number, kind or class (or any combination thereof) of shares of Stock subject to Options granted under this Plan and the Option Price of such Options shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of NCBC, including, but not limited to, such changes as stock dividends or stock splits. Furthermore, the Board shall have the right to adjust (in a manner which satisfies the requirements of (S) 424(a) of the Code) the number, kind or class (or any combination thereof) of shares of Stock reserved under (S) 3 of this Plan, the number, kind or class (or any combination thereof) of shares of Stock underlying Restricted Stock grants under this Plan and any related grant conditions and forfeiture conditions, and the number, kind or class (or any combination thereof) of shares subject to Options granted under this Plan and the Option Price of such Options in the event of any corporate transaction described in (S) 424(a) of the Code which provides for the substitution or assumption of such Options or Restricted Stock grants in order to take into account on an equitable basis the effect of such transaction. If any adjustment under this (S) 16 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options or Restricted Stock granted under this Plan shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this (S) 16 by the Board shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in "the number of shares reserved under (S) 3" within the meaning of (S) 18(1)(a) of this Plan.

                                     (S) 17.

                        SALE, MERGER OR CHANGE IN CONTROL

   If NCBC agrees to sell all or substantially all of its assets for cash or property or for a combination of cash and property or agrees to any merger, consolidation, reorganization, division or other corporate transaction in which Stock is converted into another security or into the right to receive securities or property and such agreement does not provide for the assumption or substitution of all outstanding Options and all Restricted Stock or if there is a Change in Control of NCBC or a tender or exchange offer is made for Stock other than by NCBC, the Board shall (1) cancel unilaterally each such Option granted to a Key Employee (other than an Option described in (S) 17(2)) as of any date set in advance by the Board in exchange for either (a) the number of whole shares of Stock (and cash in lieu of a fractional share), if any, which he or she would have received if he or she had the right to surrender his or her outstanding Option in full under (S) 11 of this Plan and he or she exercised that right exclusively for Stock (and cash in lieu of a fractional share of Share) on the date set by the Board, or (b) giving each Key Employee holding such an Option advance notice of such cancellation together with the right to exercise his or her Option in full during a reasonable period (which shall not be less than a 30 day period) immediately before the effective date of such transaction, (2) cancel unilaterally each Option for which the Option Price equals or exceeds the Fair Market Value of a share of Stock on the date set in advance by the Board, and (3) deem the grant conditions, if any, and forfeiture conditions, if any, on all outstanding Restricted Stock grants to be completely satisfied on the date set in advance by the Board.

                                     (S) 18.

                            AMENDMENT OR TERMINATION

   This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no such amendment shall be made absent the approval of the shareholders of NCBC required under (S) 162(m) of the Code or under (S) 422 of the Code (a) to increase the number of shares of stock reserved under (S) 3 or (b) to change the class of employees eligible for Options or Restricted Stock grants under (S) 6.

   The Board also may suspend the granting of Options and Restricted Stock under this Plan or purchases under (S) 7.3 or elections under (S) 13.1 at any time and may terminate this Plan at any time; provided, however, the Board shall not have the right unilaterally to modify, amend or cancel any Restricted Stock grant or Option granted before such suspension or termination unless (1) the Key Employee consents in writing to such modification, amendment or cancellation or (2) there is a dissolution or liquidation of NCBC or a transaction described in (S) 16 or
(S) 17 of this Plan.

                                     (S) 19.

                                  MISCELLANEOUS

  19.1 Shareholder Rights. No Key Employee shall have any rights as a shareholder of NCBC as a result of the grant of an Option under this Plan or his or her exercise or surrender of such Option pending the actual delivery of the Stock subject to such Option to such Key Employee. Subject to (S) 8.4, a Key Employee's rights as a shareholder in the shares of Stock underlying a Restricted Stock grant which is effective shall be set forth in the related Restricted Stock Agreement.

  19.2 No Contract of Employment. The grant of an Option or Restricted Stock to a Key Employee under this Plan shall not constitute a contract of employment and shall not confer on a Key Employee any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in the Option Agreement which evidences his or her Option or the Restricted Stock Agreement related to his or her Restricted Stock.

   19.3 Withholding. The exercise or surrender of any Option Plan under this Plan and the acceptance of a Restricted Stock grant shall constitute a Key Employee's full and complete consent to whatever action the Committee deems necessary to satisfy the federal and state tax withholding requirements, if any, which the Committee in its discretion deems applicable to such exercise or surrender or such Restricted Stock. The Committee also shall have the right to provide in an Option

Agreement or Restricted Stock Agreement that a Key Employee may elect to satisfy federal and state tax withholding requirements through a reduction in the number of shares of Stock actually transferred to him or to her under this Plan, and if the Employee is subject to the reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended, any such election and any such reduction shall be effected so as to satisfy the conditions to the exemption under Rule 16b-3.

   19.4 Construction. This Plan shall be construed under the laws of the State of Tennessee.

   19.5 Other Conditions. Each Option Agreement or Restricted Stock Agreement may require that a Key Employee (as a condition to the exercise of an Option or a Restricted Stock grant) enter into any agreement or make such representations prepared by NCBC, including any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or Restricted Stock grant or provides for the repurchase of such Stock by NCBC under certain circumstances.

   IN WITNESS WHEREOF, NCBC has caused its duly authorized officer to execute
this Plan   this day of   , 1997 to evidence its adoption of this Plan.

                                       NATIONAL COMMERCE BANCORPORATION

                                       By:____________________

                              AMENDMENT NUMBER ONE
                        NATIONAL COMMERCE BANCORPORATION
                    1994 STOCK PLAN, AS AMENDED AND RESTATED
                        EFFECTIVE AS OF NOVEMBER 1, 1996

   The National Commerce Bancorporation 1994 Stock Plan, as amended and restated effective as of November 1, 1996 is hereby amended as follows:

                                     (S) 1.

   (S) 2.3 Change in Control, hereby is amended as of the effective date of the Amendment Number One in its entirety to read as follows:

      "Change in Control" shall mean a change in control of NCBC that shall be deemed to have occurred if and when, with or without the approval of the Board incumbent prior to the occurrence:

         (1) more than 25% of the outstanding securities entitled to vote in an election of Directors of NCBC shall be acquired by any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended); or

         (2) as a result of a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, the persons who were Directors of NCBC immediately before the transaction shall cease to constitute a majority of the Board.

                                     (S) 2.

   (S) 7.1 hereby is amended effective retroactively to July 1, 1998 by adding the following to the end of (S) 7.1:

      "Finally, the 60,000 and 100,000 share grant caps set forth in this (S)7.1 shall not apply to an Options granted to an individual not previously employed by NCBC to induce the individual to become an employee of NCBC."

                                     (S) 3.

   (S) 10, Nontransferability, hereby is amended as of the effective date of this Amendment Number One in its entirety to read as follows:

         "(a) ISOs. No Option granted under this Plan which is an ISO and no surrender right granted under (S) 11 as part of such Option shall be transferable by a Key Employee other than by will or by the laws of descent and distribution, and any such Option and any such surrender right shall be exercisable during the lifetime of a Key Employee only by such Key Employee.

         (b) NQO's and Restricted Stock. No Option granted under this Plan which is an NQO and no surrender right granted under (S) 11 as part of such Option and no Restricted Stock grant shall be transferable by a Key Employee other than by will or by the laws of descent and distribution except to the extent expressly provided in the related Option Agreement or Restricted Stock Agreement.

         (c) Conditions. A Key Employee's right to effect any transfer under (S) 10(b) shall be subject to the condition that (1) there is a form on which to register the related shares of Stock for issuance and resale under the applicable securities laws which is acceptable to NCBC (acting in its absolute discretion) or an exemption from such registration which is acceptable to NCBC (acting in its absolute discretion) and (2) the transfer has no effect whatsoever on the terms and conditions to the exercise of the Option or any related surrender right or on the terms and conditions of any Restricted Stock grant."

                                     (S) 4.

         By amending (S) 17, Sale, Merger or Change in Control, as of the effective date of this Amendment Number One in its entirety to read as follows:

         (S) Sale, Merger or Change in Control

         (a) Effective Date. The rules in this (S) 17 automatically shall apply on the earlier of the date that NCBC agrees to a transaction which will result in a Change in Control or on the date a tender offer is made which could lead to a Change in Control.

         (b) Stock Options and Restricted Stock.

            (1) Any and all conditions to the exercise of each Option which is outstanding on the date the rules in this (S) 17 become applicable automatically shall be waived on such date and each Key Employee shall (subject to (S) 17(b)(3)) have the right on and after such date to exercise 100% of the shares of Stock subject to each such Option,

            (2) any and all restrictions on each grant of Restricted Stock which is outstanding on the date the rules in this (S) 17 become applicable automatically shall lapse and shall be of no further force or effect on or after such date, and

            (3) the Board shall have the right to cancel each such Option and each such Restricted Stock grant after giving each Key Employee a reasonable period (which shall not be less than a 30 day period) to exercise each such Option in full and to take such other action as necessary or appropriate to receive the Stock subject to each such Restricted Stock grant.

         (c) ShareNCBC Program.

            (1) The Committee on the date the rules in this (S) 17 become applicable shall grant an Option to each Key Employee who on such date has satisfied the Stock purchase requirements under the ShareNCBC Program as implemented by the Committee pursuant to (S)
            7.3 and who on such date remains eligible for the grant of an Option under the terms of the ShareNCBC Program which respect to such shares,

            (2) each such Option shall be granted as if the Key Employee as of such date in fact had satisfied all of the conditions for the grant of an Option under the ShareNCBC Program,

            (3) each such Option shall be granted without any conditions on the exercise of such Option, and

            (4) each such Option shall remain 100% exercisable for a reasonable period (which shall not be less than a 30 day period) and thereafter shall be treated the same as any other Option described in (S) 17(b) which was outstanding on the date the rules in this (S) 17 become applicable.


   This Amendment Number One shall be effective on the date NCBC's Board of Directors adopts this Amendment Number One.


                        NATIONAL COMMERCE BANCORPORATION
                        BY: ____________________________

                                AMENDMENT NO. 2
                        NATIONAL COMMERCE BANCORPORATION
                    1994 STOCK PLAN, AS AMENDED AND RESTATED
                        EFFECTIVE AS OF NOVEMBER 1, 1996
                                       l

The National Commerce Bancorporation 1994 Stock Plan, as amended and restated effective as of November 1, 1996, as further amended as of July 1, 1998 by Amendment Number One (collectively, the "Plan"), is hereby further amended as follows:

1. Section 7.1 of the Plan is hereby amended to read as follows:

   7.1 Committee Action. The Committee acting in its absolute discretion shall have the right to grant Options to Key Employees under this Plan from time to time to purchaser shares of Stock; provided, however, that (1) no grants of ISOs shall be made to Key Employees who are not employed by NCBC or a Subsidiary and (2) the number of shares of Stock subject to Options granted to a Key Employee during any calendar year shall not exceed 200,000 shares each calendar year unless the Key Employee is NCBC's Chief Executive Officer or Chairman of NCBC's Board of Directors, in which event such number shall not exceed 400,000 shares each calendar year. Each grant of an Option to a Key Employee shall be evidenced by an Option Agreement, and each Option Agreement shall set forth whether the Option is an ISO or a NQO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan. However, if the Committee grants an ISO and a NQO to a Key Employee on the same date, the right of the Key Employee to exercise or surrender one such Option shall not be conditioned on his or her failure to exercise or surrender the other such Option. The Committee shall have the right to grant a NQO and Restricted Stock to a key Employee at the same time and to condition the exercise of the NQO on the forfeiture of the Restricted Stock grant. Finally, the 200,000 and 400,000 share grant caps set forth in this (S) 7.1 shall not apply to an Option granted to an individual not previously employed by NCBC to induce the individual to become an employee of NCBC.

   In all other respects, the 1994 Stock Plan, as amended and restated effective as of November 1, 1996, as further amended by Amendment Number One effective July 1, 1998, shall remain in full force and effect. This Amendment No. 2 is effective as of June 29, 2000 after due approval of the shareholders of National Commerce Bancorporation.

                                NATIONAL COMMERCE
                                BANCORPORATION

                                By:_______________________________